Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-285327, No. 333-277121, and No. 333-269832) on Form S-8 of our report dated February 12, 2026, with respect to the consolidated financial statements of ZoomInfo Technologies Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
February 12, 2026